The information in this prospectus supplement is not complete and may be changed. The registration statement filed with the Securities and Exchange Commission relating to these securities has been declared effective. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed pursuant to Rule 424(b)(5)

Registration No. 333-111869

PROSPECTUS SUPPLEMENT (Subject to Completion)

(To Prospectus dated January 20, 2004)

Issued February 10, 2004

7,000,000 Shares

COMMON STOCK

We are offering 7,000,000 shares of our common stock.

Our common stock is quoted on the Nasdaq National Market under the symbol “LTXX.” On February 6, 2004, the reported last sale price of our common stock on the Nasdaq National Market was $17.26 per share.

Investing in our common stock involves risks. See “ Risk Factors” beginning on page S-5 of this prospectus supplement.

PRICE $             A SHARE

	Price to Public	Underwriting Discounts and Commissions	Proceeds to LTX
Per Share	$	$	$
Total	$	$	$

We have granted the underwriters the right to purchase up to an additional 1,050,000 shares to cover over-allotments.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. Incorporated expects to deliver the shares to purchasers on             , 2004.

MORGAN STANLEY

DEUTSCHE BANK SECURITIES

NEEDHAM & COMPANY, INC.

                    , 2004

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of the common shares we are offering and certain other matters relating to us and our financial condition. The second part, the accompanying prospectus, gives more general information about securities we may offer from time to time, some of which may not apply to the common stock offered by this prospectus supplement and the accompanying prospectus. For information about our common stock, including the rights which accompany each outstanding share of our common stock, see “Description of Common Stock” in the accompanying prospectus.

If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Unless we have indicated otherwise, all information in this prospectus supplement assumes that the underwriters do not exercise their option to purchase additional shares from us. Unless we have indicated otherwise, references in this prospectus supplement to “LTX,” “we,” “us” and “our” or similar terms are to LTX Corporation and its consolidated subsidiaries. Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus supplement to “$” or “dollar” are to the lawful currency of the United States.

This prospectus supplement and the accompanying prospectus relate to the offer and sale by us of up to 7,000,000 shares of our common stock, and up to an additional 1,050,000 shares if the underwriters exercise their over-allotment option. You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. We are offering to sell the shares of common stock, and are seeking offers to buy the shares of common stock, only in jurisdictions where offers and sales are permitted. The information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of the date of this prospectus supplement or, in the case of documents incorporated by reference, the date of such document, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or any sales of the shares of common stock.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information about us and this offering. This information is not complete and does not contain all the information you should consider before investing in our common stock. You should read carefully this entire prospectus supplement and the accompanying prospectus, including “Risk Factors” contained in this prospectus supplement, the financial statements and the other information incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision.

LTX Corporation

LTX Corporation designs, manufactures, markets and services semiconductor test solutions. Semiconductor designers and manufacturers worldwide, such as Analog Devices, ASE, Infineon Technologies, National Semiconductor, Philips Semiconductor, STMicroelectronics and Texas Instruments, use semiconductor test equipment to test devices during the manufacturing process. These devices are incorporated in a wide range of products, including mobile internet equipment such as wireless access points and interfaces, broadband access products such as cable modems and DSL modems, personal communication products such as cell phones and personal digital assistants, consumer products such as televisions, videogame systems, digital cameras and automobile electronics, and for power management in portable and automotive electronics. We provide test systems, global applications consulting, repair services and operational support to over 100 customers in more than 15 countries.

We offer our customers the LTX Fusion® platform, which combines our enVision++ software with our Fusion HFi, Fusion HF or Fusion CX configurations. Fusion was the first of a new class of test systems designed to test system-on-a-chip, or SOC, devices in a single test step. With Fusion, we believe we have the leading test system capable of testing a broad range of analog, digital, and mixed signal (a combination of digital and analog) devices, and most importantly, SOC devices, on a single platform.

We focus our marketing and sales efforts on integrated device manufacturers or “IDMs”; subcontractors, which perform manufacturing services for the semiconductor industry; foundries, which provide wafer manufacturing capability; and fabless companies, which design integrated circuits but have no manufacturing capability.

Additional Information

For additional information regarding our business, please see “Part I, Item 1—Business” of our Annual Report on Form 10-K for the fiscal year ended July 31, 2003, which we have incorporated by reference into this prospectus supplement and the accompanying prospectus.

Recent Developments

On February 9, 2004, we announced our results of operations for the three and six months ended January 31, 2004, which included the following:

	Three Months Ended January 31,		Six Months Ended January 31,
	2004	2003	2004	2003
	(in thousands, except per share data)
Net sales	$58,415	$27,011	$105,034	$57,018
Net loss	(1,435)	(22,877)	(11,241)	(45,561)
Net loss per share (basic and diluted)	(0.03)	(0.46)	(0.22)	(0.93)

In addition, we reported that at January 31, 2004, we had cash, cash equivalents and marketable securities of $132.8 million.

Our Corporate Information

We were incorporated in Massachusetts in 1976. Our principal executive offices are located at LTX Park at University Avenue, Westwood, Massachusetts 02090 and our telephone number is (781) 461-1000. Our web site is located at www.ltx.com. We have not incorporated by reference into this prospectus the information on our web site and you should not consider it to be a part of this document. Our web site address is included in this document as an inactive textual reference only. The LTX name and logo and the names of products and services offered by us are trademarks or registered trademarks of LTX Corporation.

THE OFFERING

Common stock offered	7,000,000 shares

Common stock to be outstanding after this offering	59,501,819 shares

Use of proceeds	For working capital and other general corporate purposes, which may include financing our growth, developing our products, repayment of outstanding indebtedness and for capital expenditures made in the ordinary course of business. We may also use a portion of the net proceeds to acquire or invest in businesses, products and technologies. See “Use of Proceeds.”

Nasdaq National Market symbol	LTXX

The number of shares to be outstanding after this offering is based on 52,501,819 shares outstanding as of January 31, 2004. This number does not take into account as of that date:

•	9,089,817 shares of our common stock issuable upon the exercise of outstanding stock options at a weighted average exercise price of $11.34 per share;

•	1,164,337 shares of our common stock reserved for future awards under our stock option plans;

•	529,116 shares of our common stock reserved for future issuance under our employee stock purchase plan; and

•	5,165,289 shares of our common stock reserved for future issuance upon the conversion of our 4.25% convertible subordinated notes due August 2006 at a conversion price of $29.04 per share, which we refer to in this prospectus supplement as our 4.25% convertible notes.

Unless otherwise indicated, all information in this prospectus supplement assumes no exercise of the underwriters’ over-allotment option.

SUMMARY CONSOLIDATED FINANCIAL DATA

Our consolidated statements of operations data for the fiscal years ended July 31, 2003 and 2002 set forth below have been derived from our audited consolidated financial statements that have been audited by Ernst & Young LLP, independent auditors. Our consolidated statements of operations data for the fiscal years ended July 31, 2001, 2000 and 1999 set forth below have been derived from our audited consolidated financial statements that have been audited by Arthur Andersen LLP, independent public accountants who have ceased operations. The consolidated statements of operations data for the three months ended October 31, 2002 and 2003, and the balance sheet data as of October 31, 2003 set forth below are unaudited but include, in the opinion of our management, all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of such data. Our historical results for any prior or interim periods are not necessarily indicative of results to be expected for any future period.

The data presented below has been prepared in accordance with accounting principles generally accepted in the United States and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related footnotes incorporated by reference in this prospectus supplement and the accompanying prospectus.

	Fiscal Years Ended July 31,					Three Months Ended October 31,
	1999	2000	2001	2002	2003	2002	2003
						(unaudited)
	(in thousands, except per share data)
Consolidated Statements of Operations Data:
Net sales	$157,326	$305,535	$330,030	$121,273	$119,449	$30,007	$46,619
Cost of sales	93,451	161,078	177,034	96,006	97,368	24,703	32,523
Inventory related provision	—	—	12,800	42,200	48,483	—	—
Engineering and product development expenses	34,828	50,582	65,987	71,102	66,088	19,103	16,579
Selling, general and administrative expenses	31,517	38,477	37,029	28,337	27,321	6,399	6,382
In-process research and development	—	—	—	—	16,100	—	—
Reorganization costs	—	—	1,200	—	6,696	1,990	—

Income (loss) from operations	(2,470)	55,398	35,980	(116,372)	(142,607)	(22,188)	(8,865)
Other (expense) income	(941)	3,123	7,894	215	(2,461)	(496)	(941)
Gain on liquidation/sale of business units	3,786	—	—	—	—	—	—
Provision (benefit) for income taxes	—	(20,214)	13,163	33,723	—	—	—

Net income (loss) before cumulative effect of change in accounting principle	375	78,735	30,711	(149,880)	(145,068)	(22,684)	(9,806)
Cumulative effect of change in accounting principle, net of applicable tax (a)	—	—	9,566	—	—	—	—

Net income (loss)	$375	$78,735	$21,145	$(149,880)	$(145,068)	$(22,684)	$(9,806)

Net income (loss) per share:
Basic	$0.01	$1.84	$0.44	$(3.08)	$(2.92)	$(0.46)	$(0.19)
Diluted	$0.01	$1.70	$0.43	$(3.08)	$(2.92)	$(0.46)	$(0.19)
Weighted-average common shares used in computing net income (loss) per share:
Basic	35,696	42,897	47,782	48,693	49,614	49,199	51,797
Diluted	36,958	46,201	49,634	48,693	49,614	49,199	51,797

(a)	Effective August 1, 2000, we adopted Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements” (“SAB 101”), as amended. We have no proforma data for fiscal years prior to 2001 as the amounts are not readily determinable based on the nature of the revenue adjustments required by SAB 101.

	As of October 31, 2003
	Actual	As Adjusted
	(unaudited) (in thousands)
Consolidated Balance Sheet Data:
Working capital	$148,417	$263,550
Property and equipment, net	72,922	72,922
Total assets	318,337	433,470
Total debt	170,756	170,756
Stockholders’ equity	90,251	205,384

The preceding table summarizes our balance sheet data at October 31, 2003:

•	on an actual basis; and

•	as adjusted to reflect our sale of the 7,000,000 shares of common stock offered by us at an assumed price of $17.26 per share (the last reported sale price of our common stock on the Nasdaq National Market on February 6, 2004), after deducting the estimated underwriting discounts and commissions and offering expenses.

See “Use of Proceeds” and “Capitalization.”

RISK FACTORS

An investment in our common stock involves risks. You should carefully consider the following risk factors, together with all of the other information included in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus in evaluating an investment in our common stock. If any of the following risks were to occur, our business, financial condition or results of operations could be materially adversely affected. In that case, the trading price of our common stock could decline and you could lose all or part of your investment.

Risks Related to Our Business

Our sole market is the highly cyclical semiconductor industry, which causes a cyclical impact on our financial results.

We sell capital equipment to companies that design, manufacture, assemble and test semiconductor devices. The semiconductor industry is highly cyclical, causing in turn a cyclical impact on our financial results. Our recent operating results have been negatively impacted by an industry-wide slowdown in the semiconductor industry which began to impact us in the latter half of the second quarter of fiscal 2001. Any failure to expand in cycle upturns to meet customer demand and delivery requirements or contract in cycle downturns at a pace consistent with cycles in the industry could have an adverse effect on our business.

Any significant downturn in the markets for our customers’ semiconductor devices or in general economic conditions would likely result in a reduction in demand for our products and would hurt our business. From the third quarter of fiscal 2001 through the end of the first quarter of fiscal 2004, our revenue and operating results were negatively impacted by a severe downturn in the semiconductor industry. Downturns in the semiconductor test equipment industry have been characterized by diminished product demand, excess production capacity, accelerated erosion of selling prices and excessive inventory levels. We believe the markets for newer generations of devices, including system-on-a-chip, or SOC, will also experience similar characteristics. Our market is also characterized by rapid technological change and changes in customer demand. In the past, we have experienced delays in commitments, delays in collecting accounts receivable and significant declines in demand for our products during these downturns, and we cannot be certain that we will be able to maintain or exceed our current level of sales.

Additionally, as a capital equipment provider, our revenue is driven by the capital expenditure budgets and spending patterns of our customers who often delay or accelerate purchases in reaction to variations in their businesses. Because a high proportion of our costs are fixed, we are limited in our ability to reduce expenses and inventory purchases quickly in response to decreases in orders and revenues. In a contraction, we may not be able to reduce our significant fixed costs, such as continued investment in research and development and capital equipment requirements and materials purchases from our suppliers.

The market for semiconductor test equipment is highly concentrated, and we have limited opportunities to sell our products.

The semiconductor industry is highly concentrated, and a small number of semiconductor device manufacturers and contract assemblers account for a substantial portion of the purchases of semiconductor test equipment generally, including our test equipment. Sales to Texas Instruments accounted for 58% of our net sales in fiscal 2003 and 45% in fiscal 2002. Sales to Texas Instruments continue to be material in fiscal 2004. Sales to our ten largest customers accounted for 83.4% of our net sales in fiscal 2003 and 85.6% in fiscal 2002. Our customers may cancel orders with few or no penalties. If a major customer reduces orders for any reason, our revenues, operating results and financial condition will suffer.

Our ability to increase our sales will depend in part upon our ability to obtain orders from new customers. Semiconductor manufacturers select a particular vendor’s test system for testing the manufacturer’s new generations of devices and make substantial investments to develop related test program software and interfaces.

Once a manufacturer has selected one test system vendor for a generation of devices, that manufacturer is more likely to purchase test systems from that vendor for that generation of devices, and, possibly, subsequent generations of devices as well. Therefore, the opportunities to obtain orders from new customers may be limited.

Our sales and operating results have fluctuated significantly from period to period, including from one quarter to another, and they may continue to do so.

Our quarterly and annual operating results are affected by a wide variety of factors that could adversely affect sales or profitability or lead to significant variability in our operating results or our stock price. This may be caused by a combination of factors, including the following:

•	sales of a limited number of test systems account for a substantial portion of our net sales in any particular fiscal quarter, and a small number of transactions could therefore have a significant impact;

•	order cancellations by customers;

•	lower gross margins in any particular period due to changes in:

•	our product mix,

•	the configurations of test systems sold, or

•	the customers to whom we sell these systems;

•	a long sales cycle, due to the high selling price of our test systems and the time required to incorporate our systems into our customers’ design or manufacturing process;

•	changes in the timing of product orders due to:

•	unexpected delays in the introduction of products by our customers,

•	shorter than expected lifecycles of our customers’ semiconductor devices, or

•	uncertain market acceptance of products developed by our customers.

We cannot predict the impact of these and other factors on our sales and operating results in any future period. Results of our operations in any period, therefore, should not be considered indicative of the results to be expected for any future period. Because of this difficulty in predicting future performance, our operating results may fall below expectations of securities analysts or investors in some future quarter or quarters. Our failure to meet these expectations would likely adversely affect the market price of our common stock.

A substantial amount of the shipments of our test systems for a particular quarter occur late in the quarter. Our shipment pattern exposes us to significant risks in the event of problems during the complex process of final integration, test and acceptance prior to shipment. If we were to experience problems of this type late in our quarter, shipments could be delayed and our operating results could fall below expectations.

We depend on Jabil Circuit to produce and test our family of Fusion products, and any failures or other problems at or with Jabil could cause us to lose customers and revenues.

We have selected Jabil Circuit, Inc. to manufacture our Fusion test systems. If for any reason Jabil cannot provide us with these products and services in a timely fashion, or at all, whether due to labor shortage, slow down or stoppage, lack of sufficient qualified production engineers, insufficient capacity to meet a quick ramp in the semiconductor cycle, deteriorating financial or business conditions or any other reason, we would not be able to sell or ship our Fusion family of products to our customers. All of the products Jabil tests and assembles for us are assembled in one facility in Massachusetts. If this facility were to become unable to meet our production requirements, transitioning assembly to an alternative Jabil facility could result in production delays of several weeks or more. We have no written supply agreement with Jabil. This relationship with Jabil may not result in a reduction of our fixed expenses.

We also may be unable to engage alternative production and testing services on a timely basis or upon terms favorable to us, if at all. If we are required for any reason to seek a new manufacturer of our test systems, an alternate manufacturer may not be available and, in any event, switching to a new manufacturer would require six months or more and would involve significant expense and disruption of our business. Our test systems are highly sophisticated and complex capital equipment, with many custom components, and require specific technical know-how and expertise. These factors could make it more difficult for us to find a new manufacturer of our test systems if our relationship with Jabil is terminated for any reason, which would cause us to lose revenues and customers.

We may not be able to deliver custom hardware options and software applications to satisfy specific customer needs in a timely manner.

We must develop and deliver hardware and software to meet our customers’ specific test requirements. Our test equipment may fail to meet our customers’ technical or cost requirements and may be replaced by competitive equipment or an alternative technology solution. Our inability to provide a test system that meets requested performance criteria when required by a device manufacturer would severely damage our reputation with that customer. This loss of reputation may make it substantially more difficult for us to sell test systems to that manufacturer for a number of years. We have, in the past, experienced delays in introducing some of our products and enhancements.

Our dependence on subcontractors and sole source suppliers may prevent us from delivering an acceptable product on a timely basis.

We rely on subcontractors to manufacture Fusion and many of the components and subassemblies for our products, and we rely on sole source suppliers for certain components. We may be required to qualify new or additional subcontractors and suppliers due to capacity constraints, competitive or quality concerns or other risks that may arise, including as a result of a change in control of, or a deterioration in the financial condition of, a supplier or subcontractor. The process of qualifying subcontractors and suppliers is a lengthy process. Our reliance on subcontractors gives us less control over the manufacturing process and exposes us to significant risks, especially inadequate capacity, late delivery, substandard quality and high costs. In addition, the manufacture of certain of these components and subassemblies is an extremely complex process. If a supplier became unable to provide parts in the volumes needed or at an acceptable price, we would have to identify and qualify acceptable replacements from alternative sources of supply, or manufacture such components internally. The failure to qualify acceptable replacements quickly would delay the manufacture and delivery of our products, which could cause us to lose revenues and customers.

We are dependent on two semiconductor device manufacturers, Vitesse Semiconductor and Maxtech Components. Each is a sole source supplier of components manufactured in accordance with our proprietary design and specifications. We have no written supply agreements with these sole source suppliers and purchase our custom components through individual purchase orders. Vitesse Semiconductor is also a Fusion customer.

Development of our products requires significant lead-time, and we may fail to correctly anticipate the technical needs of our customers.

Our customers make decisions regarding purchases of our test equipment while their devices are still in development. Our test systems are used by our customers to develop, test and manufacture their new devices. We therefore must anticipate industry trends and develop products in advance of the commercialization of our customers’ devices, requiring us to make significant capital investments to develop new test equipment for our customers well before their devices are introduced. If our customers fail to introduce their devices in a timely manner or the market does not accept their devices, we may not recover our capital investment through sales in significant volume. In addition, even if we are able to successfully develop enhancements or new generations of our products, these enhancements or new generations of products may not generate revenue in excess of the costs of development, and they may be quickly rendered obsolete by changing customer preferences or the introduction of products embodying new technologies or features by our competitors. Furthermore, if we were to make announcements of product delays, or if our competitors were to make announcements of new test systems, these announcements could cause our customers to defer or forego purchases of our existing test systems, which would also hurt our business.

Future acquisitions may be difficult to integrate, disrupt our business, dilute stockholder value or divert management attention.

We have in the past, and may in the future, seek to acquire or invest in complementary businesses, products, technologies or engineers. For example, in June 2003, we completed our acquisition of StepTech, Inc. We may have to issue debt or equity securities to pay for future acquisitions, which could be dilutive to our then current stockholders. We have also incurred and may continue to incur certain liabilities or other expenses in connection with acquisitions, which could materially adversely affect our business, financial condition and results of operations.

Mergers and acquisitions of high-technology companies are inherently risky, and our future acquisitions may not be successful. Our past and future acquisitions may involve many risks, including:

•	difficulties in managing our growth following acquisitions;

•	difficulties in the integration of the acquired personnel, operations, technologies, products and systems of the acquired companies;

•	uncertainties concerning the intellectual property rights we acquire;

•	unanticipated costs or liabilities associated with the acquisitions;

•	diversion of management’s attention from other business concerns;

•	adverse effects on our existing business relationships with our or our acquired companies’ customers;

•	potential difficulties in completing projects associated with purchased in process research and development; and

•	inability to retain employees of acquired companies.

Any of the events described in the foregoing paragraphs could have an adverse effect on our business, financial condition and results of operations and could cause the price of our common stock to decline.

We have substantial indebtedness.

We have outstanding $150 million principal amount of 4.25% convertible subordinated notes due August 2006. As of January 31, 2004, we also had approximately $19.4 million outstanding under our $30.0 million line of credit with a commercial bank and an additional revolving credit facility for $20 million, on which no amounts were outstanding as of January 31, 2004. Our line of credit and credit facility mature on an annual basis and will expire in November 2004 and July 2004, respectively, if not renewed by us and the issuing bank. We may incur substantial additional indebtedness in the future. The level of indebtedness, among other things, could:

•	make it difficult for us to make payments on our debt and other obligations;

•	make it difficult for us to obtain any necessary future financing for working capital, capital expenditures, debt service requirements or other purposes;

•	require the dedication of a substantial portion of any cash flow from operations to service our indebtedness, thereby reducing the amount of cash flow available for other purposes, including capital expenditures;

•	limit our flexibility in planning for, or reacting to changes in, our business and the industries in which we compete;

•	place us at a possible competitive disadvantage with respect to less leveraged competitors and competitors that have better access to capital resource; and

•	make us more vulnerable in the event of a downturn in our business.

We may not be able to meet our debt service obligations, including our obligations under our 4.25% convertible notes.

We may not be able to satisfy a change in control offer.

The indenture governing our 4.25% convertible notes contains provisions that apply to a change in control of LTX. If someone triggers a fundamental change as defined in the indenture, we may be required to offer to purchase our 4.25% convertible notes with cash. If we have to make that offer, we cannot be sure that we will have enough funds to pay for all our 4.25% convertible notes that the holders could tender.

We may not be able to pay our debt and other obligations.

If our cash flow is inadequate to meet our obligations, we could face substantial liquidity problems. In particular, our 4.25% convertible notes mature in August 2006. Our line of credit and credit facility mature on an annual basis and will expire in November 2004 and July 2004, respectively, if not renewed by us and the issuing bank. If we are unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments on our 4.25% convertible notes, or certain of our other obligations, we would be in default under the terms thereof, which could permit the holders of those obligations to accelerate their maturity and also could cause defaults under future indebtedness we may incur. Any such default could have a material adverse effect on our business, prospects, financial position and operating results. In addition, we may not be able to repay amounts due in respect of our 4.25% convertible notes if payment of those obligations were to be accelerated following the occurrence of any other event of default as defined in the instruments creating those obligations. Moreover, we may not have sufficient funds or be able to arrange for financing to pay the principal amount of our 4.25% convertible notes at their maturity.

We may need additional financing, which could be difficult to obtain.

We expect that our existing cash and marketable securities, together with the proceeds from existing lines of credit, the proceeds from this offering and internally generated funds, will be sufficient to meet our cash requirements to fund operations and expected capital expenditures for at least the next 12 months. In the event we need to raise additional funds, we cannot be certain that we will be able to obtain such additional financing on favorable terms, if at all. Further, if we issue additional equity securities, stockholders may experience additional dilution or the new equity securities may have rights, preferences or privileges senior to those of existing holders of our common stock. Future financings may place restrictions on how we operate our business. If we cannot raise funds on acceptable terms, if and when needed, we may not be able to develop or enhance our products and services, take advantage of future opportunities, grow our business or respond to competitive pressures, which could seriously harm our business.

Our market is highly competitive, and we have limited resources to compete.

The test equipment industry is highly competitive in all areas of the world. Many other domestic and foreign companies participate in the markets for each of our products, and the industry is highly competitive. Our principal competitors in the market for semiconductor test equipment are Agilent Technologies, Credence Systems, NPTest, Inc. and Teradyne. Most of these major competitors have substantially greater financial resources and more extensive engineering, manufacturing, marketing and customer support capabilities.

We expect our competitors to enhance their current products and to introduce new products with comparable or better price and performance. The introduction of competing products could hurt sales of our current and future products. In addition, new competitors, including semiconductor manufacturers themselves, may offer new testing technologies, which may in turn reduce the value of our product lines. Increased competition could lead to intensified price-based competition, which would hurt our business and results of operations. Unless we are able to invest significant financial resources in developing products and maintaining customer support centers worldwide, we may not be able to compete effectively.

Our success depends on attracting and retaining key personnel.

Our success will depend substantially upon the continued service of our executive officers and key personnel, none of whom are bound by an employment or non-competition agreement. Our success will also depend on our ability to attract and retain highly qualified managers and technical, engineering, marketing, sales and support personnel. Competition for such specialized personnel is intense, and it may become more difficult for us to hire or retain them. Our volatile business cycles only aggravate this problem. Our layoffs in industry downturns could make it more difficult for us to hire or retain qualified personnel. Our business, financial condition and results of operations could be materially adversely affected by the loss of any of our key employees, by the failure of any key employee to perform in his or her current positions, or by our inability to attract and retain skilled employees.

We may not be able to protect our intellectual property rights.

Our success depends in part on our ability to obtain intellectual property rights and licenses and to preserve other intellectual property rights covering our products and development and testing tools. To that end, we have obtained domestic patents and may continue to seek patents on our inventions when appropriate. We have also obtained trademark registrations. To date, we have not sought patent protection in any countries other than the United States, which may impair our ability to protect our intellectual property in foreign jurisdictions. The process of seeking intellectual property protection can be time consuming and expensive. We cannot ensure that:

•	patents will issue from currently pending or future applications;

•	our existing patents or any new patents will be sufficient in scope or strength to provide meaningful protection or any commercial advantage to us;

•	foreign intellectual property laws will protect our intellectual property rights; or

•	others will not independently develop similar products, duplicate our products or design around our technology.

If we do not successfully enforce our intellectual property rights, our competitive position could suffer, which could harm our operating results. We also rely on trade secrets, proprietary know-how and confidentiality provisions in agreements with employees, consultants, customers and suppliers to protect our intellectual property. Other parties may not comply with the terms of their agreements with us, and we may not be able to adequately enforce our rights against these parties.

Third parties may claim we are infringing their intellectual property, and we could suffer significant litigation costs, licensing expenses or be prevented from selling our products.

Intellectual property rights are uncertain and involve complex legal and factual questions. We may be unknowingly infringing on the intellectual property rights of others and may be liable for that infringement, which could result in significant liability for us. If we do infringe the intellectual property rights of others, we could be forced to either seek a license to intellectual property rights of others or alter our products so that they no longer infringe the intellectual property rights of others. A license could be very expensive to obtain or may not be available at all. Similarly, changing our products or processes to avoid infringing the rights of others may be costly or impractical.

We are responsible for any patent litigation costs. If we were to become involved in a dispute regarding intellectual property, whether ours or that of another company, we may have to participate in legal proceedings. These types of proceedings may be costly and time consuming for us, even if we eventually prevail. If we do not prevail, we might be forced to pay significant damages, obtain licenses, modify our products or processes, stop making products or stop using processes.

Our dependence on international sales and non-U.S. suppliers involves significant risk.

International sales have constituted a significant portion of our revenues in recent years, and we expect that this composition will continue. International sales accounted for 57% of our net sales in fiscal 2003 and 52% in fiscal 2002. In addition, we rely on non-U.S. suppliers for several components of the equipment we sell. As a result, a major part of our revenues and the ability to manufacture our products are subject to the risks associated with international commerce. A reduction in revenues or a disruption or increase in the cost of our manufacturing materials could hurt our operating results. These international relationships make us particularly sensitive to changes in the countries from which we derive sales and obtain supplies. International sales and our relationships with suppliers may be hurt by many factors, including:

•	changes in law or policy resulting in burdensome government controls, tariffs, restrictions, embargoes or export license requirements;

•	political and economic instability in our target international markets;

•	longer payment cycles common in foreign markets;

•	difficulties of staffing and managing our international operations;

•	less favorable foreign intellectual property laws making it harder to protect our technology from appropriation by competitors; and

•	difficulties collecting our accounts receivable because of the distance and different legal rules.

In the past, we have incurred expenses to meet new regulatory requirements in Europe, experienced periodic difficulties in obtaining timely payment from non-U.S. customers, and been affected by the recession in several Asian countries. Our foreign sales are typically invoiced and collected in U.S. dollars. A strengthening in the dollar relative to the currencies of those countries where we do business would increase the prices of our products as stated in those currencies and could hurt our sales in those countries. Significant fluctuations in the exchange rates between the U.S. dollar and foreign currencies could cause us to lower our prices and thus reduce our profitability. These fluctuations could also cause prospective customers to push out or delay orders because of the increased relative cost of our products. In the past, there have been significant fluctuations in the exchange rates between the dollar and the currencies of countries in which we do business. While we have not entered into significant foreign currency hedging arrangements, we may do so in the future. If we do enter into foreign currency hedging arrangements, they may not be effective.

Risks Related to this Offering and Ownership of Our Common Stock

Our stock price is volatile.

Between February 1, 2002 and January 31, 2004, our stock price has ranged from a low of $3.12 to a high of $28.22. The price of our common stock has been and likely will continue to be subject to wide fluctuations in response to a number of events and factors, such as:

•	quarterly variations in our operating results;

•	variances of our quarterly results of operations from securities analyst estimates;

•	changes in financial estimates and recommendations by securities analysts;

•	announcements of technological innovations, new products or strategic alliances; and

•	news reports relating to trends in our markets.

In addition, the stock market in general, and the market prices for semiconductor-related companies in particular, have experienced significant price and volume fluctuations that often have been unrelated to the operating performance of the companies affected by these fluctuations. These broad market fluctuations may adversely affect the market price of our common stock, regardless of our operating performance.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

As of the date of this prospectus supplement, we cannot specify with certainty the particular uses for the net proceeds we will receive from this offering. Our management will have broad discretion in the application of the net proceeds, including any of the purposes described in “Use of Proceeds.” The failure by our management to apply these funds effectively could have a material adverse effect on our business.

Provisions contained in our charter documents and Massachusetts law may inhibit a takeover attempt, which could reduce or eliminate the likelihood of a change of control transaction and, therefore, the ability of our stockholders to sell their shares for a premium.

Provisions in our corporate charter and bylaws and applicable provisions of the Massachusetts General Laws may make it more difficult for a third party to acquire control of us without the approval of our board of directors. These provisions include:

•	a classified board of directors;

•	limitations on the removal of directors;

•	limitations on stockholder proposals at meetings of stockholders; and

•	limitations on the ability of stockholders to act by written consent; and

•	limitations on the ability of stockholders to call special meetings.

These provisions may discourage transactions that otherwise could involve the payment of a premium over prevailing market prices of our common stock.

Our former independent public accountant, Arthur Andersen LLP, has been found guilty of a federal obstruction of justice charge, and you may be unable to exercise effective remedies against it in any legal action.

Our former independent public accountant, Arthur Andersen LLP, provided us with auditing services for prior fiscal periods through July 31, 2001, including issuing an audit report with respect to our audited consolidated financial statements as of and for the year ended July 31, 2001 included in our Annual Report on Form 10-K for the year ended July 31, 2003 and incorporated by reference in this prospectus supplement and the accompanying prospectus. On June 15, 2002, a jury in Houston, Texas found Arthur Andersen LLP guilty of a federal obstruction of justice charge arising from the federal government’s investigation of Enron Corp. On August 31, 2002, Arthur Andersen LLP ceased practicing before the SEC.

We were unable after reasonable efforts to obtain Arthur Andersen LLP’s consent to include its report with respect to our audited consolidated financial statements as of and for the year ended July 31, 2001 in our Annual Report on Form 10-K for the year ended July 31, 2003 or to incorporate by reference such report in this prospectus supplement and the accompanying prospectus. Rule 437a under the Securities Act of 1933, or the Securities Act, permits us to dispense with the requirement to file their consent after reasonable efforts to obtain it. As a result, you may not have an effective remedy against Arthur Andersen LLP in connection with a material misstatement or omission with respect to our audited consolidated financial statements that are incorporated by reference in this prospectus supplement or any other filing we may make with the SEC, including, with respect to this offering or any other offering registered under the Securities Act, any claim under Section 11 of the Securities Act. In addition, even if you were able to assert such a claim, as a result of its conviction and other lawsuits, Arthur Andersen LLP may fail or otherwise have insufficient assets to satisfy claims made by investors or by us that might arise under federal securities laws or otherwise relating to any alleged material misstatement or omission with respect to our audited consolidated financial statements.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

This prospectus supplement, the accompanying prospectus and the documents we incorporate by reference in this prospectus supplement and the accompanying prospectus contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Forward-looking statements include those regarding our goals, beliefs, plans or current expectations and other statements regarding matters that are not historical facts. For example, when we use words such as “project,” “believe,” “anticipate,” “plan,” “expect,” “estimate,” “intend,” “should,” “would,” “could” or “may,” or other words that convey uncertainty of future events or outcome, we are making forward-looking statements. Our forward-looking statements are subject to risks and uncertainties. You should note that many important factors, some of which are discussed elsewhere in this prospectus supplement, the accompanying prospectus or in the documents we have incorporated by reference in this prospectus supplement or the accompanying prospectus, could affect us in the future and could cause our results to differ materially from those expressed in our forward-looking statements. These important factors include those identified under “Risk Factors” in this prospectus supplement and the risk factors we identify in the documents we incorporate by reference in this prospectus supplement and the accompanying prospectus. You should read these risk factors and the other cautionary statements made in this prospectus supplement, the accompanying prospectus and in the documents we incorporate by reference in this prospectus supplement and the accompanying prospectus as being applicable to all related forward-looking statements wherever they appear in this prospectus supplement, the accompanying prospectus and in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. We do not undertake any obligation to update forward-looking statements made by us.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of our common stock in this offering will be approximately $115,133,100, assuming a public offering price of $17.26 per share (the last reported sale price of our common stock on the Nasdaq National Market on February 6, 2004) and after deducting the estimated underwriting discounts and commissions and estimated offering expenses. If the underwriters exercise their option to purchase additional shares in full, we estimate that the net proceeds from this offering will be approximately $132,440,565.

We currently intend to use the net proceeds from this offering for working capital and general corporate purposes, which may include:

•	to finance our growth;

•	to develop our products;

•	to repay outstanding indebtedness; and

•	for capital expenditures made in the ordinary course of business.

We may also use a portion of the net proceeds for acquisitions of businesses, products and technologies. We have no current plans or commitments as to any such acquisition.

Pending such uses, we expect to invest the net proceeds from this offering in investment-grade, interest-bearing securities.

MARKET PRICE AND DIVIDENDS

Our common stock is quoted on the Nasdaq National Market under the symbol “LTXX.” The following table sets forth, for the periods indicated, the high and low sale prices per share of our common stock as reported by the Nasdaq National Market.

	High	Low
Fiscal Year Ended July 31, 2002:
First Quarter	$24.25	$10.36
Second Quarter	25.55	17.50
Third Quarter	28.22	19.00
Fourth Quarter	22.73	8.05

Fiscal Year Ended July 31, 2003:
First Quarter	$10.94	$3.12
Second Quarter	9.69	5.25
Third Quarter	7.03	4.29
Fourth Quarter	11.45	6.50

Fiscal Year Ending July 31, 2004:
First Quarter	$15.96	$8.85
Second Quarter	20.05	13.21
Third Quarter (through February 6, 2004)	17.63	15.26

On February 6, 2004, the last reported sale price of our common stock on the Nasdaq National Market was $17.26.

As of January 31, 2004, we had 52,501,819 shares of common stock outstanding and there were approximately 1,017 stockholders of record. This figure does not reflect persons or entities who hold their stock in nominee or “street” name through various brokerage firms.

We have never declared or paid any dividends on our common stock. We do not anticipate paying any cash dividends in the foreseeable future. We currently intend to retain future earnings to fund the development and growth of our business. In addition, our credit agreement with a bank contains certain covenants that prohibit us from paying cash dividends.

CAPITALIZATION

The following table sets forth our capitalization as of October 31, 2003:

•	on an actual basis; and

•	as adjusted to give effect to our sale of 7,000,000 shares of common stock in this offering, at an assumed public offering price of $17.26 (the last reported sale price of our common stock on the Nasdaq National Market on February 6, 2004), after deducting estimated underwriting discounts and commissions and offering expenses payable by us.

	As of October 31, 2003
	Actual	As Adjusted
	(in thousands, except share data)
Cash, cash equivalents and marketable securities	$129,706	$244,839

Total long-term liabilities, net of current portion	$150,000	$150,000

Stockholders’ equity:
Common stock, $.05 par value; 100,000,000 shares authorized; 52,192,484 shares issued and outstanding, actual; 59,192,484 shares issued and outstanding, as adjusted	$2,734	$3,084
Additional paid-in capital and other	423,416	538,199
Accumulated deficit	(335,899)	(335,899)

Total stockholders’ equity	$90,251	$205,384

Total capitalization	$240,251	$355,384

The number of shares of our common stock in the actual and as adjusted columns in the table above excludes, as of October 31, 2003:

•	9,309,319 shares of our common stock issuable upon the exercise of outstanding stock options at a weighted average exercise price of $11.12 per share;

•	1,232,104 shares of our common stock reserved for future awards under our stock option plans;

•	529,116 shares of our common stock reserved for future issuance under our employee stock purchase plan; and

•	5,165,289 shares of our common stock reserved for future issuance upon the conversion of our 4.25% convertible notes.

You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes that we have incorporated by reference into this prospectus supplement and the accompanying prospectus.

BUSINESS

Introduction

We design, manufacture, market and service semiconductor test solutions. Semiconductor designers and manufacturers worldwide, such as Analog Devices, ASE, Infineon Technologies, National Semiconductor, Philips Semiconductor, STMicroelectronics and Texas Instruments, use semiconductor test equipment to test devices at two different stages during the manufacturing process. These devices are incorporated in a wide range of products, including mobile internet equipment such as wireless access points and interfaces, broadband access products such as cable modems and DSL modems, personal communication products such as cell phones and personal digital assistants, consumer products such as televisions, videogame systems, digital cameras and automobile electronics, and for power management in portable and automotive electronics. We provide test systems, global applications consulting, repair services and operational support to over 100 customers in more than 15 countries.

We offer our customers the LTX Fusion® platform, which combines our enVision++ software with our Fusion HFi, Fusion HF or Fusion CX configurations. Fusion was the first of a new class of test systems designed to test system-on-a-chip, or SOC, devices in a single test step. With Fusion, we believe we have the leading test system capable of testing a broad range of analog, digital, and mixed signal (a combination of digital and analog) devices, and most importantly, SOC devices, on a single platform.

We focus our marketing and sales efforts on integrated device manufacturers or “IDMs”; subcontractors, which perform manufacturing services for the semiconductor industry; foundries, which provide wafer manufacturing capability; and fabless companies, which design integrated circuits but have no manufacturing capability.

Industry Overview

The testing of devices is a critical step during the semiconductor production process. Typically, semiconductor companies test each device at two different stages during the manufacturing process to ensure its functional and electrical performance prior to shipment to the device user. These companies use semiconductor testing equipment to first test a device after it has been fabricated but before it has been packaged to eliminate non-functioning parts. Then, after the functioning devices are packaged, they are tested again to determine if they fully meet performance specifications. Testing is an important step in the manufacturing process because it allows devices to be fabricated at both maximum density and performance—a key to the competitiveness of semiconductor manufacturers. Shown below is a schematic depiction of the major steps in the semiconductor fabrication and test process.

Three primary factors ultimately drive demand for semiconductor test equipment:

•	increases in unit production of semiconductor devices;

•	increases in the complexity and performance level of devices used in electronic products; and

•	the emergence of next generation device technologies, such as SOC.

In recent years, increases in unit production resulted primarily from the proliferation of the personal computer and growth of the telecommunications industry. We expect that future unit production growth will be augmented by the mobile internet, broadband network access, the increased use of digital signal processing or “DSP” devices, and power management applications. These increases in unit production in turn lead to a corresponding increase in the need for test equipment.

Furthermore, demand is increasing worldwide for smaller, more highly integrated electronic products. This has led to ever higher performance and more complex semiconductor devices, which, in turn, results in a corresponding increase in the demand for equally sophisticated test equipment.

Finally, the introduction and adoption of a new generation of end-user products requires the development of next generation device technologies. For example, access to information is migrating from the stand-alone desktop computer, which might be physically linked to a local network, to the seamless, virtual network of the internet, which is accessible from anywhere by a variety of new portable electronic communication products. A critical enabling technology for this network and multimedia convergence is SOC. SOC provides the benefits of lower cost, smaller size and higher performance by combining advanced digital, analog and embedded memory technologies on a single device. These discrete technologies were, until recently, available only on several separate semiconductor devices, each performing a specific function. By integrating these functions on a single device, SOC enables lower cost, smaller size, higher performance, and lower power consumption.

Although the SOC concept had been in development for several years, until recently manufacturers did not have an efficient and comprehensive method of testing these devices. Historically, device manufacturers used several narrowly focused testers, each designed to test only digital, only memory, or only mixed signal devices, but incapable of testing all three. SOC does not fit into any one of these categories because it represents the convergence of these three technologies and requires new testing technology.

The increases in unit production of devices, the increase in complexity of those devices, and, ultimately, the emergence of new semiconductor device technology have mandated changes in the design, architecture and complexity of such test equipment. Semiconductor device manufacturers must still be able to test the increasing volume and complexity of devices in a reliable, cost-effective, efficient and flexible manner. However, the increased pace of technological change, together with the large capital investments required to achieve economies of scale, are changing the nature and urgency of the challenges faced by device designers and manufacturers.

Designers and manufacturers historically have not been able to use their test floors at peak efficiency because they had to use several separate digital and mixed signal testers to perform all of their required testing. This increases their costs of ownership due to increased training requirements, greater floor space, decreased utilization and slower throughput. Furthermore, manufacturers cannot fully test new SOC designs because their current testing equipment does not include a sufficiently broad range of mixed signal instrumentation. Manufacturers are subject to further increased testing costs if their testing equipment lacks the flexibility and capacity to run parallel tests on multiple devices at one time, or multi-site testing. These problems are exacerbated when volume production of devices increases.

Fusion, the LTX Solution

Our solution is the Fusion test platform. Fusion tests new generations of highly-integrated mixed signal devices, advanced digital devices and, most importantly, SOC devices, which incorporate these technologies. The testing requirements of digital and mixed signal devices are essentially a subset of the testing requirements of SOC devices. The test requirements of all of these semiconductor devices are well within the range of Fusion’s capability. The Fusion single test platform allows our customers to use a single integrated hardware and software system to test all of these devices, rather than the multiple test systems typically required. By using a single testing platform, our customers are able to optimize their asset utilization, thereby increasing their manufacturing flexibility and lowering the overall cost of their testing processes.

Fusion is a unique solution to the SOC test challenge because it provides all of the following:

A single test platform.    Thoroughly testing an SOC device on more than one tester is either technically infeasible, because the device is not partitioned for its mixed signal, digital and embedded memory functions to operate independently from each other, or economically impractical due to the significantly higher cost of multiple testers and insertions required for comprehensive testing. Our Fusion test platform combines our test station hardware with our enVision++ software to provide a flexible, scalable test environment. By integrating the testing of mixed signal, digital and embedded memory functions, Fusion provides better test performance and lower cost of ownership for our customers than utilizing multiple testing platforms. Our customers are also using Fusion to raise the utilization rates of their test floors in testing their digital and mixed signal devices. Not only have these customers selected Fusion as part of their SOC strategy, but they are also purchasing Fusion for capacity expansion on these traditional devices, eliminating the need for separate digital and mixed signal testers.

Multi-site test capability.    Multi-site testing, the parallel testing of more than one device (of the same type) on one testing machine at a given time, lowers the overall cost of testing devices by increasing the throughput of each testing machine. We designed Fusion to make multi-site testing easier for the test designer. Earlier generations of testing equipment required test engineers to spend significant amounts of time writing specific software programs to run tests in parallel. Our enVision++ software allows test engineers to expand single-site testing programs into multi-site testing programs with ease. Fusion’s hardware can be configured with a sufficient number of instruments to perform multi-site testing even on highly complex SOC devices. These features allow our customers to take advantage of the increased throughput offered by multi-site testing without sacrificing their ability to introduce new products to market quickly.

A full range of mixed signal instrumentation.    Testing different types of SOC input/output interfaces requires radio frequency (RF), digital signal processing (DSP), power management, time measurement, and other instruments. Fusion provides customers with the broad range of mixed signal instrumentation necessary to test these devices to the customer’s desired specifications. Mixed signal test expertise is in short supply in the industry and one of our strengths in SOC testing is the depth of our mixed signal intellectual property, based on our heritage as a pioneer in this field.

Scalable performance.    Semiconductor devices, depending upon their application, require different levels of instrument performance for testing. For example, complex SOC devices require the advanced digital testing performance, including embedded memory testing, found in traditional high-end VLSI testers, whereas consumer-oriented digital and mixed signal devices typically have less stringent digital test requirements. The Fusion single platform offers different levels of test capability at different price points, providing our customers with the ability to match test performance exactly to their needs.

Easy-to-use software for test program development.    Our enVision++ software provides our customer’s test engineer with an expandable library of prepackaged, reusable test program modules and debugging tools, all accessible through an easy-to-use graphical user interface. In most other testers, test engineers can reuse test code only by cutting and pasting lines of program code. enVision++ encapsulates test techniques into software objects that are added to the library for reuse in subsequent test programs. The test engineer can use these software objects when designing new test programs simply by dragging them with a mouse into the program flow. The ease-of-use of our software accelerates our customers’ development process, which allows them to introduce their semiconductor devices to market more rapidly.

Business Strategy

Our objective is to be the leading supplier of semiconductor test equipment. Key elements of our strategy include:

Extend our technological lead in single platform testing.    We believe that a single test platform solution offers our customers the greatest flexibility in managing the utilization of their test assets, thereby decreasing the cost of test. We intend to continue to focus our resources on a single integrated hardware and software test platform solution by developing options and configurations that will extend Fusion’s reach to address cost-effectively the testing of semiconductor devices across a wider spectrum of performance and complexity. Rather than diluting our resources with a multiple platform strategy, we believe our resources will provide a higher return on investment by focusing on a single test platform for advanced digital, mixed signal, and SOC devices.

Maintain our focus on the SOC test market.    We believe that the fastest growing segment of the semiconductor industry over the next several years will be SOC. We designed our Fusion test platform specifically to provide optimal test capability for this class of devices. Because SOC technology comprises digital, analog and mixed signal technologies, the ability to test all of these elements enables a test system to be used across a wide range of devices. We intend to maintain and enhance our SOC test position by continuing to concentrate our development efforts on advanced functions and options for Fusion.

Concentrate our sales, applications consulting, and service efforts on key accounts.    We recognize that large, diversified semiconductor device manufacturers, commonly referred to as IDMs, large offshore test and assembly companies and certain fabless semiconductor device designers purchase most of the world’s test equipment, and that the level of support we are able to provide to them has a direct impact on future business. We believe that focusing our sales and support resources on these key semiconductor companies is the most efficient way to maximize revenue. Therefore, we have organized our selling, field service, and field applications organizations around these key companies, and located these resources close to their facilities. This has helped us to increase our responsiveness to customers’ needs and develop collaborative relationships that help guide us in developing future applications and system options.

Further improve the flexibility of our business model.    In order to focus our resources on the development of Fusion, improve our responsiveness to customer needs, reduce fixed costs and working capital requirements, and manage the cyclicality of our industry more effectively, we have implemented a more flexible business model. With the completion of the transition of our assembly, system integration and testing operations to Jabil Circuit, substantially all of our manufacturing functions have been outsourced to third parties. We augment our focused internal development resources through our Open Platform Program, which we launched in the first quarter of fiscal 2002, and through strategic alliances with third party test technology providers. We engage contract employees to address periods of peak demand. Through our strategic alliances, we have implemented additional international distribution and sub-contracted repair and support functions. We intend to continue to identify and implement programs which enhance our ability to meet customers’ needs while reducing fixed costs. See “Business—Strategic Alliances.”

Fusion Overview

Fusion offers a unique solution for testing the full spectrum of non-memory devices, consisting of SOC, mixed signal, and digital devices. The Fusion test platform provides customers with highly reliable test performance and cost-efficiency in their efforts to accelerate their time-to-market for SOC, mixed signal, and digital devices. The Fusion test platform combines our test station hardware with our enVision++ software and is available in Fusion HFi, Fusion HF, and Fusion CX configurations. These configurations depend primarily on the digital complexity of the device to be tested. Fusion’s modular, open architecture has been designed so that it can keep pace with today’s rapid changes in test technology. As new generations of devices require more advanced test capabilities, customers can easily upgrade their Fusion testers to accommodate these requirements. Our Open Platform Program encourages third party development of instrumentation for Fusion to augment our internal development, thereby increasing flexibility and scalability.

enVision++

Our enVision++ software helps customers design device test programs faster and more efficiently by providing a customer’s test engineer with an expandable library of prepackaged, reusable test program modules and debugging tools, all accessible through an easy-to-use graphical user interface. In most other testers, test engineers can reuse test code only by cutting and pasting lines of program code. enVision++ software circumvents much of this laborious process by encapsulating test techniques into software objects that are added to the library for reuse in subsequent test programs. The test engineer can use these software objects when designing new test programs simply by inserting them into the program flow.

Fusion HF and HFi

Our Fusion HF is one of the most advanced testers available. The Fusion HF and HFi (described below) feature up to 1,024 digital pins, mixed signal and RF test instruments, and power management test technology. Before the advent of Fusion HF, semiconductor manufacturers required several narrowly focused testers, designed to test only digital, with or without embedded memory, or only mixed signal devices, but not all three. Since the Fusion HF single platform can efficiently test complex devices ranging from mixed signal to digital to SOC, it eliminates the need for multiple dedicated testing platforms. The Fusion HF test system offers the broadest range of leading-edge test capability in a single platform, including advanced mixed signal, high-speed digital, digital signal processing, RF wireless, embedded memory, power management, and time measurement. This range of instrumentation on a single platform allows semiconductor manufacturers to optimize their asset utilization, thereby increasing their manufacturing flexibility and lowering the overall cost of their testing processes.

Our Fusion HFi provides higher performance digital channels in a smaller footprint than the Fusion HF. Custom IC development has significantly reduced the component count required to implement the digital subsystem. This, coupled with state-of-the-art packaging and a new, modular integrated thermal management system, provides a reduction in board and interconnect count, thereby reducing the overall footprint of the tester. The complete range of instruments developed for the Fusion HF are also available for the Fusion HFi. The Fusion HFi preserves our customers’ investments in test programs and intellectual property, loadboards, design links, factory integration, and training through compatibility with current Fusion HF configurations while providing greater digital test capabilities.

Fusion CX

The Fusion CX is a high-performance, lower cost Fusion system targeted primarily towards the testing of high-volume mixed signal devices. The mixed signal device technologies tested by Fusion CX are often the precursor to mixed signal technologies that will be incorporated into next generation SOC designs. Because Fusion CX uses the same enVision++ development software as Fusion HF, customers are able to upgrade their test capability to Fusion HF and HFi as the complexity of their next generation SOC devices require. The Fusion CX features up to 128 digital pins, mixed signal and RF test instruments, and power management test technology. Typical device types tested on Fusion CX include radio frequency/wireless such as 802.11b, power management and automotive devices.

Service

Our worldwide service organization is capable of performing installations and all necessary maintenance of test systems sold by us, including routine servicing of components manufactured by third parties. We provide various parts and labor warranties on test systems or options designed and manufactured by us, and warranties on components that have been purchased from other manufacturers and incorporated into our test systems. We also provide training on the maintenance and operation of test systems we sell. Service revenue totaled $32.1 million, or 26.8% of net sales, in fiscal 2003, $34.4 million, or 28.3% of net sales, in fiscal 2002, and $37.3 million, or 11.3% of net sales, in fiscal 2001.

We offer a wide range of service contracts, which gives our customers the flexibility to select the maintenance program best suited to their needs. Customers may purchase service contracts which extend maintenance beyond the initial warranty provided. Many customers enter into annual or multiple-year service contracts over the life of the equipment. The pricing of contracts is based upon the level of service provided to the customer and the time period of the service contract. We believe that service revenues should be less affected by the cyclical nature of the semiconductor industry than sales of test equipment. We maintain service centers around the world, both directly and through strategic alliance partners who are located in Singapore, Japan, Korea and California.

Engineering and Product Development

The test equipment market is characterized by rapid technological change and new product introductions, as well as advancing industry standards. Our competitive position will depend upon our ability to successfully enhance the Fusion platform and develop new instrumentation, and to introduce these new products on a timely and cost-effective basis. We devote a significant portion of personnel and financial resources to the continued development of our single platform SOC capabilities, including embedded memory, digital and mixed signal core competencies. We also seek to maintain close relationships with our customers in order to be responsive to their product development and production needs. Our expenditures for engineering and product development were $66.1 million, $71.1 million, and $66.0 million, during fiscal 2003, 2002, and 2001, respectively.

Our engineering strategy is to focus on further development of the Fusion single test platform. We believe that our single-platform strategy is a more cost effective method of focusing research and design efforts, because we are able to avoid dilution of our development efforts across multiple product platforms. We also intend to develop our future test systems in an evolutionary manner so that they may be progressively upgraded. Together with our strategic alliances and our Open Platform Program (as described below) this approach preserves our customers’ substantial investments in our pre-existing test systems and programs, and, in general, helps us maintain market acceptance for our test systems. We work closely with our customers to define new product features and to identify emerging applications for our products.

Sales and Distribution

We sell our products primarily through a worldwide direct sales organization. Our sales organization is structured around key accounts, with a sales force of 28 people. We use a small number of independent sales representatives and distributors in certain other regions of the world.

Our sales to customers outside the United States are primarily denominated in United States dollars. Sales outside North America were 57%, 52%, and 48%, of total sales in fiscal 2003, 2002, and 2001, respectively.

Strategic Alliances

In the first quarter of fiscal 2002, we launched our Open Platform Program, which offers third-party test technology companies standardized hardware and open software interfaces to our Fusion hardware and enVision++ operating system. The Open Platform Program was designed to facilitate third party development of instrumentation for our Fusion platform, thereby increasing the flexibility and scalability of Fusion for our customers. Open Platform also furthers our strategic goal of a flexible business model by enabling our internal Engineering and Product Development team to focus on core enhancements and instrumentation for Fusion without sacrificing the availability of a wide variety of instrumentation demanded by our customers.

We have also established additional alliances that we believe will allow us to achieve our strategic goals of maintaining flexibility in our business model and expanding our ability to provide our customers throughout the world with local support. For example, DI Corporation, located in Korea, provides local sales and support to the Korean market resulting in improved communications for our customers and better market access for us. A subsidiary of Flextech Holdings, based in Singapore, provides board repair services for our customers, enabling quick repair turnarounds for our Asian customers and allowing us to focus on new product development. We have a minority equity investment in the Flextech subsidiary. Our relationships with DI Corporation and the Flextech subsidiary allow us to maintain flexibility in our business model through regional outsourcing of sales and support and board repair services.

Customers

Our customers include many of the world’s leading semiconductor device manufacturers. In fiscal year 2003, 2002 and 2001, Texas Instruments accounted for 58%, 45% and 26% of our net sales, respectively. In fiscal year 2002 and 2001, Vitesse Semiconductor Corporation accounted for 11% and 22% of our net sales, respectively. In fiscal year 2001, Philips Semiconductor accounted for 12% of our net sales and Infineon Technologies accounted for 11% of our net sales. Customers that have ordered Fusion products include the following:

ALi (formerly Acer Labs)	Infineon Technologies	Renesas
Agere Systems	Maxim Integrated Devices	Samsung
AMS International	Melexis	STATS
Analog Devices	Motorola	STMicroelectronics
ASAT	National Semiconductor	Standard Microsystems
ASE	NEC	Texas Instruments
Carsem	Philips Semiconductor	UTAC
Delphi	Qlogic	Vitesse Semiconductor

Because a relatively small number of semiconductor companies purchase most of the world’s semiconductor test equipment and we have concentrated our sales and support efforts on such key customers, we believe that sales to a limited number of customers will continue to account for a high percentage of net sales for the foreseeable future.

Manufacturing and Supply

We have completed the transition of our final assembly, system integration and testing operations of our Fusion HF and CX to Jabil Circuit. We are also in the process of outsourcing the manufacturing of our Fusion HFi to Jabil Circuit. We outsource certain components and subassemblies to contract manufacturers, such as Sanmina-SCI Corporation. We use standard components and prefabricated parts manufactured to our specifications. These components and subassemblies are used to produce testers in configurations specified by our customers. Most of the components for our products are available from a number of different suppliers; however, certain components are purchased from a single supplier or a limited group of suppliers. Although we believe that all single source components currently are available in adequate amounts, we cannot be certain that shortages will not develop in the future. We are dependent on two semiconductor device manufacturers, Vitesse Semiconductor and Maxtech Components, who are sole source suppliers of custom components for our products. We have no written supply agreements with these sole source suppliers and purchase our custom components through individual purchase orders. We continuously evaluate sources for our custom components. Alternative sources may not be qualified or available to us.

Our facilities in Westwood, Massachusetts and San Jose, California perform final customer acceptance testing on certain shipments and research and development activities, which include assembly, system integration and testing for prototypes.

Competition

Many other domestic and foreign companies participate in the markets for each of our products and the industry is highly competitive. We compete principally on the basis of performance, cost of test, reliability, customer service, applications support, price and ability to deliver our products on a timely basis. Our principal competitors in the market for test systems are Agilent Technologies, Credence Systems, NPTest Inc., and Teradyne. Teradyne and Agilent have a substantially larger share of our addressable market than we do, and Teradyne and Agilent, and most of our other major competitors, have greater financial and other resources than we do. Some of these competitors have a larger installed base of equipment than we do. Each of our major competitors are suppliers of other types of automatic test equipment and also supply products to other markets. We expect our competitors to enhance their current products and they could introduce new products with comparable or better price and performance. In addition, new competitors, including semiconductor manufacturers themselves, may offer new technologies, which may in turn reduce the value of our product lines.

Backlog

At July 31, 2003, our backlog of unfilled orders for all products and services was $79 million, compared with $80 million at July 31, 2002. Historically, test systems generally ship within twelve months of receipt of a customer’s purchase order. While backlog is calculated on the basis of firm orders, orders may be subject to cancellation or delay by the customer with limited or no penalty. Our backlog at any particular date, therefore, is not necessarily indicative of actual sales which may be generated for any succeeding period. Historically, our backlog levels have fluctuated based upon the ordering patterns of our customers and changes in our manufacturing capacity.

The semiconductor industry and demand for semiconductor test equipment is highly cyclical. Customer delivery dates and order patterns typically get delayed and become less predictable when the semiconductor industry capacity exceeds demand for a sustained period of time. We review our backlog on a quarterly basis in order to determine if current or anticipated business conditions will have an impact on the delivery dates for items remaining in our backlog. On July 31, 2002, we adjusted our backlog downward by $69 million. Although none of the $69 million reduction in backlog was due to customer cancellations, we believed that the limited visibility in the semiconductor capital equipment industry as we entered our fiscal 2003 warranted this adjustment. There were no significant customer cancellations in fiscal 2003. In the fourth quarter of fiscal 2003, we adjusted our backlog downward by $6 million, to $79 million, as customers further delayed delivery dates.

Proprietary Rights

The development of our products is largely based on proprietary information. We rely upon a combination of contract provisions, copyright, trademark and trade secret laws to protect our proprietary rights in products. We also have a policy of seeking U.S. patents on technology considered of particular strategic importance. The earliest expiration date of any of our patents is March 2, 2010. Our other patents have later expiration dates and relate to various technologies, including technology relating to the Fusion system and pin electronics. Although we believe that the copyrights, trademarks and patents we own are of value, we believe that they will not determine our success, which depends principally upon our engineering applications, manufacturing, marketing and service skills. However, we intend to protect our rights when, in our view, these rights are infringed upon.

The use of patents to protect hardware and software has increased in the test equipment industry. We have at times been notified of claims that we may be infringing patents issued to others. Although there are no pending actions against us regarding any patents, no assurance can be given that infringement claims by third parties will not negatively impact our business and results of operations. As to any claims asserted against us, we may seek or be required to obtain a license under the third party’s intellectual property rights. However, a license may not be available under reasonable terms or at all. In addition, we could decide to resort to litigation to challenge such claims or a third party could resort to litigation to enforce such claims. Such litigation could be expensive and time consuming and could negatively impact our business and results of operations.

MANAGEMENT

Our executive officers, as of January 31, 2004, are as follows:

Executive Officer	Age	Position
Roger W. Blethen	52	Chairman of the Board and Chief Executive Officer

David G. Tacelli	44	President and Chief Operating Officer

Mark J. Gallenberger	40	Vice President, Chief Financial Officer and Treasurer

David Brown	45	Vice President, Worldwide Sales

Executive officers are appointed by and serve at the discretion of our board of directors.

Roger W. Blethen was appointed our Chief Executive Officer in September 1996 and Chairman of the Board in December 2001. Mr. Blethen has been a Director of LTX since 1980. Mr. Blethen was a President from 1994 to 1996 and a Senior Vice President from 1985 until 1994. Mr. Blethen was a founder of LTX and has served in a number of senior management positions with LTX since our formation in 1976.

David G. Tacelli was appointed our President and Chief Operating Officer in May 2002. Prior to that, he was Executive Vice President from December 1999 to May 2002. He was Chief Financial Officer and Treasurer from December 1998 to October 2000. Prior to that, Mr. Tacelli was Vice President, Operations from 1996 to 1998. Mr. Tacelli’s previous responsibilities at LTX included Director of Manufacturing of our Mixed Signal Division, a position he held from 1994 to 1996. From 1992 to 1994, he was Director of Customer Service. He served as Controller and Business Manager for Operations from 1990 to 1992 and was Controller for Sales and Support from 1989 to 1990. Prior to joining LTX, Mr. Tacelli was employed by Texas Instruments for seven years in various management positions.

Mark J. Gallenberger was appointed our Vice President, Chief Financial Officer and Treasurer in October 2000. Prior to joining LTX, Mr. Gallenberger was a Vice President with Ernst & Young’s consulting practice. During his six years with Ernst & Young, Mr. Gallenberger established the Deals & Acquisitions Group, where he was involved in numerous domestic and international strategic acquisitions, joint ventures, alliances and equity investments. Mr. Gallenberger holds an MBA from Northwestern University’s Kellogg Graduate School of Management and a Bachelor of Science degree in electrical engineering from Rochester Institute of Technology. Prior to joining Ernst & Young, Mr. Gallenberger served in several technical and management positions within Digital Equipment Corporation’s semiconductor products group.

David Brown was appointed our Vice President, Worldwide Sales in March 2002. From March 2000 to March 2002, he served as Vice President, Europe and Asia Sales based in Singapore and from June 1998 to March 2000, he was General Manager, LTX Europe. Prior to that, Mr. Brown was responsible for European Sales from 1995 to 1998 and marketing in Europe and Asia from 1990 to 1995. From 1983 to 1990, Mr. Brown served in various sales, marketing and engineering positions with LTX.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Morgan Stanley & Co. Incorporated, Deutsche Bank Securities Inc. and Needham & Company, Inc. are acting as representatives, have severally agreed to purchase, and we have agreed to sell to the underwriters, the respective number of shares of our common stock set forth below:

Name	Number of Shares
Morgan Stanley & Co. Incorporated
Deutsche Bank Securities Inc.
Needham & Company, Inc.

Total	7,000,000

The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to purchase the shares included in this offering are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus supplement and the accompanying prospectus if any such shares are taken, other than those shares covered by the over-allotment option described below.

The underwriters initially propose to offer part of the shares of common stock directly to the public at the public offering price listed on the cover page of this prospectus supplement and part to certain dealers at a price that represents a concession not in excess of $             a share under the public offering price. Any underwriter may allow, and such dealers may re-allow, a concession, not in excess of $             a share, to any underwriter or to certain other dealers. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives of the underwriters.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to an aggregate of 1,050,000 additional shares of common stock at the public offering price listed on the cover page of this prospectus supplement, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of shares of common stock offered by this prospectus supplement and the accompanying prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to various conditions, to purchase approximately the same percentage of the additional shares of common stock as the number listed next to the name of that underwriter in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table.

The table below shows the per share and total underwriting discounts and commissions we will pay the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

We estimate that the total expenses of the offering payable by us, excluding underwriting discounts and commissions, will be approximately $250,000. Our expenses include any applicable Securities and Exchange Commission and NASD filing fees, any Nasdaq National Marketing listing fees, printing costs, and our legal, accounting and transfer agent and registrar fees.

We and our directors and executive officers have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, we will not, during the period ending 90 days after the date of this prospectus supplement:

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock;

whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise. The restrictions described in this paragraph do not apply to:

•	the sale of shares to the underwriters;

•	the grant of options, restricted stock or other awards to officers, directors, employees or consultants, pursuant to benefit plans existing on the date of this prospectus supplement, provided that these options, restricted stock or other awards are not exercisable during the lock-up period;

•	the issuance by us of shares of common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus supplement;

•	the issuance by us of shares of common stock having an aggregate fair market value not in excess of $100 million (using the five trading day average prior to the date of issuance) in connection with any acquisition, business combination or similar transaction, provided that the recipients of any such shares agree in writing to be bound by the restrictions set forth above for the remainder of the lock-up period;

•	in the case of our directors and executive officers, the transfer of shares of common stock or other securities to an immediate family member or any trust established for the benefit of the transferor or an immediate family member of the transferor or a corporation, partnership, limited partnership or limited liability company wholly owned by the transferor or any combination of the transferor and members of his or her immediate family, provided that, in each case, the transferee agrees in writing to be bound by the restrictions set forth above and certain other restrictions;

•	transactions by any person other than us relating to shares of common stock or other securities acquired in open market transactions after the completion of the offering of the shares; or

•	the sale by our officers and directors of shares of common stock pursuant to trading plans that existed prior to the date of the prospectus supplement and that comply with the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934.

In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the underwriters may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock. These activities may raise or maintain the market price of our common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

The underwriters, on the one hand, and we, on the other hand, have agreed to indemnify each other against certain liabilities relating to this offering, including liabilities under the Securities Act of 1933.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Hale and Dorr LLP, Boston, Massachusetts. Certain legal matters in connection with this offering will be passed upon for the underwriters by Testa, Hurwitz and Thibeault, LLP, Boston, Massachusetts.

EXPERTS

Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended July 31, 2003, as set forth in their report, which is incorporated by reference in this prospectus supplement and the related prospectus. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

Our consolidated financial statements as of July 31, 2001, and for the year then ended appearing in our Annual Report on Form 10-K for the year ended July 31, 2003 have been incorporated by reference in this prospectus supplement and the related prospectus and have been audited by Arthur Andersen LLP, independent accountants. On August 31, 2002, Arthur Andersen LLP ceased practicing before the SEC. Therefore, Arthur Andersen LLP did not participate in the preparation of the Annual Report on Form 10-K, did not re-issue its audit report with respect to these financial statements and did not consent to the inclusion of its report in the Annual Report on Form 10-K or this prospectus supplement and the related prospectus. As a result, investors evaluating offers and purchasing securities pursuant to this prospectus supplement and the related prospectus may have no effective remedy against Arthur Andersen in connection with a material misstatement or omission in the financial statements to which its audit report relates. In addition, even if such investors were able to assert such a claim, because it has ceased operations, Arthur Andersen may fail or otherwise have insufficient assets to satisfy claims made by such persons that might arise under federal securities laws or otherwise with respect to Arthur Andersen’s audit report.

PROSPECTUS

$250,000,000

LTX CORPORATION

Common Stock

Debt Securities

Warrants

We may from time to time issue up to $250,000,000 aggregate principal amount of common stock, debt securities and warrants. We may sell these securities to or through underwriters, directly to investors or through agents. We will specify the terms of the securities, and the names of any underwriters or agents, in supplements to this prospectus.

Investing in our securities involves risks. See “ Risk Factors” on page 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus may not be used to consummate sales of securities unless it is accompanied by a prospectus supplement.

Prospectus dated January 20, 2004.

	Page		Page
About This Prospectus	1	Description of Debt Securities	10
LTX Corporation	1	Description of Warrants	15
Risk Factors	2	Legal Ownership of Securities	17
Special Note Regarding Forward-Looking Information	2	Plan of Distribution Validity of Securities	20 21
Ratio of Earnings to Fixed Charges	3	Experts	21
Use of Proceeds	3	Where You Can Find More Information	22
The Securities We May Offer Description of Common Stock	4 5	Incorporation of Certain Documents By Reference	22

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $250,000,000. We have provided to you in this prospectus a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. We may also add, update or change in the prospectus supplement any of the information contained in this prospectus. This prospectus, together with applicable prospectus supplements, includes all material information relating to that offering.

LTX CORPORATION

LTX Corporation designs, manufactures, markets and services semiconductor test solutions. Semiconductor designers and manufacturers worldwide use semiconductor test equipment to test devices at two different stages during the manufacturing process. These devices are incorporated in a wide range of products, including mobile internet equipment such as wireless access points and interfaces, broadband access products such as cable modems and DSL modems, personal communication products such as cell phones and personal digital assistants, consumer products such as televisions, videogame systems, digital cameras and automobile electronics, and for power management in portable and automotive electronics. We provide test systems, global applications consulting, repair services and operational support to over 100 customers in more than 15 countries.

We offer our customers the LTX Fusion® platform, which combines our enVision++ software with our Fusion HFi, Fusion HF or Fusion CX configurations. Fusion was the first of a new class of test systems designed to test system-on-a-chip, or SOC, devices in a single test step. With Fusion, we believe we have the leading test system capable of testing a broad range of analog, digital, and mixed signal (a combination of digital and analog) devices, and most importantly, SOC devices, on a single platform.

We focus our marketing and sales efforts on integrated device manufacturers or “IDMs”; subcontractors, which perform manufacturing services for the semiconductor industry; foundries, which provide wafer manufacturing capability; and fabless companies, which design integrated circuits but have no manufacturing capability.

We were incorporated in Massachusetts in 1976. Our principal executive offices are located at LTX Park at University Avenue, Westwood, Massachusetts 02090 and our telephone number is (781) 461-1000. Our web site is located at www.ltx.com. We have not incorporated by reference into this prospectus the information on our web site and you should not consider it to be a part of this document. Our web site address is included in this document as an inactive textual reference only. The LTX name and logo and the names of products and services offered by us are trademarks or registered trademarks of LTX Corporation. Unless the context otherwise requires, the terms “LTX Corporation,” “we,” “us” and “our” refer to LTX Corporation and its subsidiaries.

RISK FACTORS

Investing in our securities involves risk. Please see the risk factors described in our Annual Report on Form 10-K for the year ended July 31, 2003 and in our Quarterly Report on Form 10-Q for the quarter ended October 31, 2003, which are incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

This prospectus, any prospectus supplement and the documents we incorporate by reference in this prospectus contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. For purposes of these Acts, any statement that is not a statement of historical fact may be deemed a forward-looking statement. For example, statements containing the words “believes,” “anticipates,” “estimates,” “plans,” “expects,” “intends,” “may,” “projects,” “will,” “would” and similar expressions may be forward-looking statements. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. There are a number of important factors that could cause our actual results to differ materially from those indicated by these forward-looking statements, including without limitation, the risk factors referred to above under the caption “Risk Factors”. You should read these risk factors and the other cautionary statements made in this prospectus and in the documents we incorporate by reference as being applicable to all related forward-looking statements wherever they appear in this prospectus and in the documents incorporated by reference. We do not assume any obligation to update any forward-looking statements made by us.

RATIO OF EARNINGS TO FIXED CHARGES

Our consolidated ratio of earnings to fixed charges for each of the periods indicated is as follows:

	Fiscal Year Ended July 31,								Three Months Ended
	1999		2000		2001		2002	2003	October 31, 2003
Ratio of earnings to fixed charges	1.1	x	12.7	x	9.1	x	n/a	n/a	n/a

We have computed the ratio of earnings to fixed charges shown above by dividing our pre-tax income from continuing operations before fixed charges by our fixed charges. Fixed charges consist of interest on all indebtedness, including capital lease obligations, amortization of debt expenses and a percentage of rental expense for operating leases that represents interest. We did not achieve a ratio of earnings to fixed charges of 1:1 or greater due to pre-tax losses from continuing operations in the fiscal years ended July 31, 2002 and 2003 and for the three months ended October 31, 2003. As a result, we would have had to generate additional pre-tax income from continuing operations of $116,157,000, $145,068,000 and $9,806,000, respectively, to achieve a coverage of 1:1.

USE OF PROCEEDS

Unless we otherwise indicate in the applicable prospectus supplement, we currently intend to use the net proceeds from the sale of the securities for working capital and other general corporate purposes, including:

•	to finance our growth;

•	to develop our products;

•	to repay outstanding indebtedness;

•	for capital expenditures made in the ordinary course of business; and

•	for acquisitions of businesses, products and technologies that may complement or expand our business.

We may set forth additional information on the use of net proceeds from the sale of securities we offer under this prospectus in a prospectus supplement relating to the specific offering.

THE SECURITIES WE MAY OFFER

The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplements, summarize the material terms and provisions of the various types of securities that we may offer. We will describe in the applicable prospectus supplement relating to any securities the particular terms of the securities offered by that prospectus supplement. If we indicate in the applicable prospectus supplement, the terms of the securities may differ from the terms we have summarized below. We will also include in the prospectus supplement information, where applicable, about material United States federal income tax considerations relating to the securities, and the securities exchange, if any, on which the securities will be listed.

We may sell from time to time, in one or more offerings:

•	common stock;

•	debt securities; and

•	warrants to purchase any of the securities listed above.

In this prospectus, we will refer to the common stock, debt securities and warrants collectively as “securities.” The total dollar amount of all securities that we may issue will not exceed $250,000,000.

If we issue debt securities at a discount from their original stated principal amount, then, for purposes of calculating the total dollar amount of all securities issued under this prospectus, we will treat the initial offering price of the debt securities as the total original principal amount of the debt securities.

This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

DESCRIPTION OF COMMON STOCK

The following description of our common stock, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the common stock that we may offer under this prospectus. For the complete terms of our common stock, please refer to our charter and by-laws, which are incorporated by reference into the registration statement which includes this prospectus. The terms of our common stock may also be affected by the Massachusetts General Laws.

Under our charter, our authorized capital stock consists of 100,000,000 shares of common stock, $0.05 par value per share. As of January 9, 2004, we had 52,545,075 shares of common stock outstanding. All outstanding shares of common stock are duly authorized, validly issued, fully paid and non-assessable. Each outstanding share of our common stock currently has attached to it one right issued under our shareholder rights plan, which is summarized below.

Common Stock

Voting. For all matters submitted to a vote of stockholders, each holder of common stock is entitled to one vote for each share registered in his or her name on our books. Our common stock does not have cumulative voting rights. As a result, persons who hold more than 50% of the outstanding common stock entitled to elect members of our board of directors can elect all of the directors who are up for election in a particular year.

Dividends. If our board of directors declares a dividend, holders of common stock will receive payments from our funds that are legally available to pay dividends.

Liquidation and Dissolution. If we are liquidated or dissolve, the holders of our common stock will be entitled to share ratably in all the assets that remain after we pay our liabilities.

Other Rights and Restrictions. Holders of our common stock do not have preemptive rights, and they have no right to convert their common stock into any other securities. Our common stock is not subject to redemption by us. Our charter and by-laws do not restrict the ability of a holder of common stock to transfer his or her shares of common stock. When we issue shares of common stock under this prospectus, the shares will be fully paid and non-assessable and will not have, or be subject to, any preemptive or similar rights. Massachusetts law provides that, if we make a distribution to our stockholders, other than a distribution of our capital stock, when we are insolvent, or that renders us insolvent, then our stockholders would be required to pay back to us the amount of the distribution we made to them, or the portion of the distribution that causes us to become insolvent.

Listing. Our common stock is listed on The Nasdaq National Market.

Transfer Agent and Registrar. The transfer agent and registrar for our common stock is EquiServe Trust Company, N.A.

Certain Effects of Authorized but Unissued Stock

We have shares of common stock available for future issuance without stockholder approval. We may utilize these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, facilitate corporate acquisitions or payable as a dividend on the capital stock. The existence of unissued and unreserved common stock may enable our board of directors to issue shares to persons friendly to current management.

Shareholder Rights Plan

On April 30, 1999, our board of directors adopted a shareholder rights plan. Under our shareholder rights plan, each of our common stockholders received a dividend of one right for each outstanding share of common stock that the stockholder owned. The rights trade automatically with our shares of common stock and become exercisable only under the circumstances described below.

The purpose of the rights is to encourage potential acquirors to negotiate with our board of directors before attempting a takeover bid and to provide our board of directors with leverage in negotiating on behalf of our stockholders the terms of any proposed takeover. The rights may have antitakeover effects. They should not, however, interfere with any merger or other business combination approved by our board of directors.

The following description is a summary of the material terms of our shareholder rights plan. It does not restate all of the terms of the plan. We urge you to read our rights agreement because it, and not this description, defines the terms and provisions of the plan. We have filed a copy of our rights agreement as an exhibit to our Registration Statement on Form 8-A, which we filed with the SEC on May 3, 1999 and which is incorporated by reference into the registration statement that includes this prospectus. You may obtain a copy at no charge by writing to us at the address listed under the caption “Where You Can Find More Information.”

Exercise of Rights. Until a right is exercised, the holder of a right will not have any rights as a stockholder. When the rights become exercisable, holders of the rights will be able to purchase from us one share of our common stock at a purchase price of $45.

In general, the rights will become exercisable upon the earlier of:

•	ten business days (or such later date as may be determined by our board of directors) following a public announcement by us that a person or group has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of our common stock; or

•	ten business days (or such later date as may be determined by our board of directors) after the beginning of a tender offer or exchange offer that would result in a person or group beneficially owning 15% or more of our common stock.

Flip In Event. If a person or group becomes the beneficial owner of 15% or more of our common stock, then each right will then entitle its holder to receive, upon exercise, a number of shares of our common stock which is equal to the exercise price of the right divided by one-half of the market price of our common stock on the date of the occurrence of this event. We refer to this occurrence as a flip in event.

As of the date of this prospectus, if the rights became exercisable, we would not have available shares of common stock sufficient to issue one share of common stock for each right that is exercised. Upon the occurrence of a flip in event, however, the rights agreement provides a mechanism for us to deliver cash or other property having an economic value equivalent to the shares of common stock we would otherwise issue upon exercise of the rights.

Flip Over Event. If at any time after a person or group becomes the beneficial owner of 15% or more of our common stock,

•	we are acquired in a merger or other transaction in which we do not survive or in which our common stock is changed or exchanged; or

•	50% or more of our assets or earning power is sold or transferred,

then each holder of a right will be entitled to receive, upon exercise, a number of shares of common stock of the acquiring company in the transaction equal to the exercise price of the right divided by one-half of the market price of the acquiring company’s common stock on the date of the occurrence of this event.

Exchange of Rights. At any time after a flip in event, our board of directors may exchange the rights by providing to the holders of rights one share of our common stock for each right.

Redemption of Rights. At any time until ten business days after the date on which a person or group acquires beneficial ownership of 15% or more of the outstanding shares of our common stock, we may redeem the rights at a price of $.001 per right. The rights will expire on the close of business on April 30, 2009, subject to earlier expiration or termination as described in our stockholder rights plan.

Massachusetts Law and Charter and By-Law Provisions

Staggered Board of Directors. Our by-laws provide for the division of our board of directors into three classes as nearly equal in size as possible with staggered three-year terms. We are also subject to provisions of the Massachusetts General Laws providing that the boards of public companies have staggered terms. Our by-laws also provide that directors may be removed only for cause by the affirmative vote of the holders of a majority of the shares of our capital stock entitled to vote in the election of directors or a majority of directors then in office. In addition, any vacancy on the board of directors, however occurring, including a vacancy resulting from an enlargement of the board, may only be filled by vote of a majority of the directors then in office. The classification of our board of directors and the limitations on the removal of directors and filling of vacancies could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of our company.

Limitation of Liability; Indemnification. Our charter contains provisions permitted under the Massachusetts General Laws relating to the liability of directors. The provisions eliminate a director’s liability for monetary damages for a breach of fiduciary duty, except in circumstances involving certain proscribed conduct, such as the breach of a director’s duty of loyalty or intentional misconduct. The limitation of liability described above does not alter the liability of our directors and officers under federal securities laws. In addition, our by-laws contain provisions requiring us to indemnify our directors and officers under specified circumstances. These provisions do not limit or eliminate our right or the right of any stockholder of ours to seek non-monetary relief, such as an injunction or rescission, in the event of a breach by a director or an officer of his duty of care to us. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as directors.

Special Meeting of Stockholders. Our by-laws impose restrictions and limitations on the ability of stockholders to call special meetings of stockholders. For example, requests for stockholder meetings may be made only during limited periods of time and must be made by a group of stockholders holding at least 40% of the outstanding capital stock entitled to vote at the meeting.

Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our by-laws provide that nominations for election to our board of directors may be made either by our board of directors or by a stockholder who complies with specified notice provisions. Our by-laws contain similar advance notice provisions for stockholder proposals for action at stockholder meetings.

Business Combinations with Interested Stockholders. The Massachusetts General Laws contain antitakeover provisions regarding, among other things, business combinations with an affiliated stockholder. In general, the Massachusetts General Laws prevent a publicly held Massachusetts corporation from engaging in a business combination, as defined in the Massachusetts General Laws, with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•	before the date on which the person became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction in which the person became an interested stockholder;

•	the interested stockholder acquires 90% of the outstanding voting stock of the corporation at the time it becomes an interested stockholder; or

•	the business combination is approved by the board of directors and the holders of two-thirds of the outstanding voting stock of the corporation voting at a meeting, excluding the voting stock owned by the interested stockholder.

An interested stockholder is generally a person owning more than 5% of the outstanding voting stock of the corporation. A business combination includes mergers, consolidations, stock and asset sales and other transactions with the interested stockholder which result in a financial benefit to the interested stockholder.

Control Share Acquisitions. We have elected to opt out of the control share acquisitions provisions of the Massachusetts General Laws. We could, however, opt into these control share acquisitions provisions at any time by amending our bylaws.

In general, the control share acquisitions provisions of the Massachusetts General Laws provide that any person, including his or her affiliates, who acquires shares of a corporation that is subject to the control share acquisitions statute and whose shares represent one-fifth or more, one-third or more, or a majority or more of the voting power of the corporation in the election of directors cannot exercise any voting power with respect to those shares, or any shares acquired by the person within 90 days before or after an acquisition of this nature, unless these voting rights are authorized by the stockholders of the corporation.

The authorization of voting rights requires the affirmative vote of the holders of a majority of the outstanding voting shares, excluding shares owned by:

•	the person making an acquisition of this nature;

•	any officer of the corporation; and

•	any employee who is also a director of the corporation.

There are several other types of share acquisitions that are not subject to these provisions of the Massachusetts General Laws, including acquisitions of shares under a tender offer, merger or consolidation which is made in connection with an agreement to which the corporation is a party and acquisitions of shares directly from the corporation or a wholly owned subsidiary of the corporation.

Transactions with Related Persons. Our by-laws provide that the affirmative vote of not less than 75% of all outstanding shares of our common stock entitled to vote on the matter and not less than two-thirds of all outstanding shares not held by a “related person,” as defined below, are required for the approval of any business, financial, employment or other agreement or arrangement with a related person, or any action, consent or other arrangement which affects our rights or obligations with respect to a related person, including:

•	a merger, consolidation or share exchange of our company or any of our subsidiaries with or into a related person or a corporation which would be an affiliate of a related person after such merger, consolidation or share exchange;

•	a merger or consolidation of a related person into us;

•	a sale, lease, exchange, transfer or other disposition, including without limitation a mortgage or other security device, of all or any of our tangible or intangible assets or those of one of our subsidiaries to a related person;

•	a sale, lease, exchange, transfer, loan or other disposition of all or any tangible or intangible assets of a related person to us or one of our subsidiaries;

•	the issuance of any of our securities or the loan of any of our assets or those of our subsidiaries to a related person;

•	any recapitalization which would increase the voting power of a related person;

•	any loan or other extension of credit by us to a related person or by a related person to us;

•	any employment or consulting agreement or arrangement between us and a related person; and

•	any agreement, contract or other arrangement providing for any of the above.

A “related person” is defined in our by-laws as an individual, corporation, partnership or other person or entity which, together with its affiliates and associates (as defined in Rule 12b-2 of the Securities Exchange Act), beneficially owns (as defined in Rule 13d-3 of the Securities Exchange Act) in the aggregate 10% or more of our common stock entitled to vote generally for directors, and any affiliate or associate of such person or entity.

Notwithstanding the foregoing, stockholder approval is not required if two-thirds of the directors who were members of our board immediately before the time that any related person involved in a transaction described above became a related person have approved the transaction, or if the transaction is between us and one of our wholly-owned subsidiaries.

This section of our by-laws may only be amended by the same affirmative vote as required for a transaction with a related person, unless an amendment is declared advisable by two-thirds of the directors who were members of our board immediately before the time that any related person involved in a transaction described above became a related person, in which case it may be approved by a two-thirds vote of our outstanding common stock entitled to vote thereon.

DESCRIPTION OF DEBT SECURITIES

The following description, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms we have summarized below will apply generally to any future debt securities we may offer, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. If we indicate in a prospectus supplement, the terms of any debt securities we offer under that prospectus supplement may differ from the terms we describe below.

We will issue the senior notes under the senior indenture which we will enter into with a trustee to be named in the senior indenture. We will issue the subordinated notes under the subordinated indenture which we will enter into with a trustee to be named in the subordinated indenture. We have filed forms of these documents as exhibits to the registration statement which includes this prospectus. We use the term “indentures” to refer to both the senior indenture and the subordinated indenture. The indentures will be qualified under the Trust Indenture Act. We use the term “trustee” to refer to either the senior trustee or the subordinated trustee, as applicable.

The following summaries of material provisions of the senior notes, the subordinated notes and the indentures are subject to, and qualified in their entirety by reference to, the provisions of the indenture applicable to a particular series of debt securities. Except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are identical.

We conduct some of our operations through our subsidiaries. Our rights and the rights of our creditors, including holders of debt securities, to the assets of any subsidiary of ours upon that subsidiary’s liquidation or reorganization or otherwise would be subject to the prior claims of that subsidiary’s creditors, except to the extent that we may be a creditor with recognized claims against the subsidiary. Our subsidiaries’ creditors would include trade creditors, debt holders, secured creditors and taxing authorities. Except as we may provide in a prospectus supplement, neither the debt securities nor the indentures restrict us or any of our subsidiaries from incurring indebtedness.

General

We will describe in the applicable prospectus supplement the following terms relating to a series of notes:

•	the title;

•	any limit on the amount that may be issued;

•	whether or not we will issue the series of notes in global form, and, if so, who the depository will be;

•	the maturity date;

•	the annual interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•	whether or not the notes will be secured or unsecured, and the terms of any secured debt;

•	whether or not the notes will be senior or subordinated;

•	the terms of the subordination of any series of subordinated debt;

•	the place where payments will be payable;

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•	the date, if any, after which, and the price at which, we may, at our option, redeem the series of notes pursuant to any optional redemption provisions;

•	the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of notes;

•	whether the indenture will restrict our ability to pay dividends, or will require us to maintain any asset ratios or reserves;

•	whether we will be restricted from incurring any additional indebtedness;

•	a discussion on any material or special United States federal income tax considerations applicable to the notes;

•	the denominations in which we will issue the series of notes, if other than denominations of $1,000 and any integral multiple thereof; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities.

Conversion or Exchange Rights

We will set forth in the applicable prospectus supplement the terms on which a series of notes may be convertible into or exchangeable for common stock or other securities of ours. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of common stock or other securities of ours that the holders of the series of notes receive would be subject to adjustment.

Consolidation, Merger or Sale

The indentures do not contain any covenant which restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor to or acquirer of such assets must assume all of our obligations under the indentures or the notes, as appropriate.

Events of Default Under the Indenture

The following are events of default under the indentures with respect to any series of notes that we may issue:

•	if we fail to pay interest when due and our failure continues for 90 days and the time for payment has not been extended or deferred;

•	if we fail to pay the principal, or premium, if any, when due and the time for payment has not been extended or delayed;

•	if we fail to observe or perform any other covenant contained in the notes or the indentures, other than a covenant specifically relating to another series of notes, and our failure continues for 90 days after we receive notice from the trustee or holders of at least 25% in aggregate principal amount of the outstanding notes of the applicable series; and

•	if specified events of bankruptcy, insolvency or reorganization occur to us.

If an event of default with respect to notes of any series occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes of that series, by notice to us in writing, and to the trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, on and accrued interest, if any, on the notes due and payable immediately.

The holders of a majority in principal amount of the outstanding notes of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture. Any waiver shall cure the default or event of default.

Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of notes, unless such holders have offered the trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding notes of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the notes of that series, provided that:

•	the direction so given by the holder is not in conflict with any law or the applicable indenture; and

•	subject to its duties under the Trust Indenture Act, the trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the notes of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies, if:

•	the holder has given written notice to the trustee of a continuing event of default with respect to that series;

•	the holders of at least 25% in aggregate principal amount of the outstanding notes of that series have made written request, and such holders have offered reasonable indemnity to the trustee to institute the proceeding as trustee; and

•	the trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding notes of that series other conflicting directions within 60 days after the notice, request and offer.

These limitations do not apply to a suit instituted by a holder of notes if we default in the payment of the principal, premium, if any, or interest on, the notes.

We will periodically file statements with the trustee regarding our compliance with specified covenants in the indentures.

Modification of Indenture; Waiver

We and the trustee may change an indenture without the consent of any holders with respect to specific matters, including:

•	to fix any ambiguity, defect or inconsistency in the indenture; and

•	to change anything that does not materially adversely affect the interests of any holder of notes of any series.

In addition, under the indentures, the rights of holders of a series of notes may be changed by us and the trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding notes of each series that is affected. However, we and the trustee may only make the following changes with the consent of each holder of any outstanding notes affected:

•	extending the fixed maturity of the series of notes;

•	reducing the principal amount, reducing the rate of interest, or any premium payable upon the redemption of any notes; or

•	reducing the minimum percentage of notes, the holders of which are required to consent to any amendment.

Discharge

Each indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for obligations to:

•	register the transfer or exchange of debt securities of the series;

•	replace stolen, lost or mutilated debt securities of the series;

•	maintain paying agencies;

•	hold monies for payment in trust;

•	compensate and indemnify the trustee; and

•	appoint any successor trustee.

In order to exercise our rights to be discharged, we must deposit with the trustee money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series on the dates payments are due.

Form, Exchange and Transfer

We will issue the notes of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue notes of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depository named by us and identified in a prospectus supplement with respect to that series. See “Legal Ownership of Securities” for a further description of the terms relating to any book-entry securities.

At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the notes of any series can exchange the notes for other notes of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the notes may present the notes for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the notes that the holder presents for transfer or exchange, we will not require any payment for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any notes. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the notes of each series.

If we elect to redeem the notes of any series, we will not be required to:

•	issue, register the transfer of, or exchange any notes of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any notes that may be selected for redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any notes so selected for redemption, in whole or in part, except the unredeemed portion of any notes we are redeeming in part.

Information Concerning the Trustee

The trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of notes unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any notes on any interest payment date to the person in whose name the notes, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest payment.

We will pay principal of and any premium and interest on the notes of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement, will we make interest payments by check which we will mail to the holder. Unless we otherwise indicate in a prospectus supplement, we will designate the corporate trust office of the trustee in The City of New York as our sole paying agent for payments with respect to notes of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the notes of a particular series. We will maintain a paying agent in each place of payment for the notes of a particular series.

All money we pay to a paying agent or the trustee for the payment of the principal of or any premium or interest on any notes which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the security thereafter may look only to us for payment thereof.

Governing Law

The indentures and the notes will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act is applicable.

Subordination of Subordinated Notes

The subordinated notes will be unsecured and will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. The subordinated indenture does not limit the amount of subordinated notes which we may issue. It also does not limit us from issuing any other secured or unsecured debt.

DESCRIPTION OF WARRANTS

The following description, together with the additional information we may include in any applicable prospectus supplements, summarizes the material terms and provisions of the warrants that we may offer under this prospectus and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. If we indicate in the prospectus supplement, the terms of any warrants offered under that prospectus supplement may differ from the terms described below. Specific warrant agreements will contain additional important terms and provisions and will be incorporated by reference as an exhibit to the registration statement which includes this prospectus.

General

We may issue warrants for the purchase of common stock or debt securities in one or more series. We may issue warrants independently or together with common stock and debt securities, and the warrants may be attached to or separate from these securities.

We will evidence each series of warrants by warrant certificates that we will issue under a separate agreement. We will enter into the warrant agreement with a warrant agent. Each warrant agent will be a bank that we select which has its principal office in the United States and a combined capital and surplus of at least $50,000,000. We will indicate the name and address of the warrant agent in the applicable prospectus supplement relating to a particular series of warrants.

We will describe in the applicable prospectus supplement the terms of the series of warrants, including:

•	the offering price and aggregate number of warrants offered;

•	the currency for which the warrants may be purchased;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

•	if applicable, the date on and after which the warrants and the related securities will be separately transferable;

•	in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at, and currency in which, this principal amount of debt securities may be purchased upon such exercise;

•	in the case of warrants to purchase common stock, the number of shares of common stock purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

•	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants;

•	the terms of any rights to redeem or call the warrants;

•	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

•	the dates on which the right to exercise the warrants will commence and expire;

•	the manner in which the warrant agreement and warrants may be modified;

•	federal income tax consequences of holding or exercising the warrants;

•	the terms of the securities issuable upon exercise of the warrants; and

•	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including:

•	in the case of warrants to purchase debt securities, the right to receive payments of principal of, or premium, if any, or interest on, the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or

•	in the case of warrants to purchase common stock, the right to receive dividends, if any, or payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants

Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to 5:00 P.M. eastern standard time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement. We will set forth on the reverse side of the warrant certificate and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent.

Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

Enforceability of Rights by Holders of Warrants

Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

LEGAL OWNERSHIP OF SECURITIES

We can issue securities in registered form or in the form of one or more global securities. We describe global securities in greater detail below. We refer to those persons who have securities registered in their own names on the books that we or any applicable trustee maintain for this purpose as the “holders” of those securities. These persons are the legal holders of the securities. We refer to those persons who, indirectly through others, own beneficial interests in securities that are not registered in their own names as “indirect holders” of those securities. As we discuss below, indirect holders are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect holders.

Book-Entry Holders

We may issue securities in book-entry form only, as we will specify in the applicable prospectus supplement. This means securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, which are referred to as participants, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

Only the person in whose name a security is registered is recognized as the holder of that security. Securities issued in global form will be registered in the name of the depositary or its participants. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which will in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

As a result, investors in a book-entry security will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not holders, of the securities.

Street Name Holders

We may terminate a global security or issue securities in non-global form. In these cases, investors may choose to hold their securities in their own names or in “street name.” Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities, and we will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not holders, of those securities.

Legal Holders

Our obligations, as well as the obligations of any applicable trustee and of any third parties employed by us or a trustee, run only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, we may want to obtain the approval of the holders to amend an indenture, to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture or for other purposes. In such an event, we would seek approval only from the holders, and not the indirect holders, of the securities. Whether and how the holders contact the indirect holders is up to the holders.

Special Considerations For Indirect Holders

If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

•	how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

Global Securities

A global security is a security held by a depositary which represents one or any other number of individual securities. Generally, all securities represented by the same global securities will have the same terms.

Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all securities issued in book-entry form.

A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under “—Special Situations When a Global Security Will Be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect holder of a beneficial interest in the global security.

If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special Considerations For Global Securities

As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize an indirect holder as a holder of securities and instead deal only with the depositary that holds the global security.

If securities are issued only in the form of a global security, an investor should be aware of the following:

•	an investor cannot cause the securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

•	an investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe under “Legal Ownership of Securities;”

•	an investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

•	an investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•	the depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security. We and any applicable trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way;

•	the depositary may, and we understand that DTC will, require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well; and

•	financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the securities. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When A Global Security Will Be Terminated

In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in securities transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors above.

The global security will terminate when the following special situations occur:

•	if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

•	if we notify any applicable trustee that we wish to terminate that global security; or

•	if an event of default has occurred with regard to securities represented by that global security and has not been cured or waived.

The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus supplement. When a global security terminates, the depositary, and not we or any applicable trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.

PLAN OF DISTRIBUTION

We may sell the securities being offered hereby in one or more of the following ways from time to time:

•	through agents to the public or to investors;

•	to underwriters for resale to the public or to investors; or

•	directly to investors.

We will set forth in a prospectus supplement the terms of the offering of securities, including:

•	the name or names of any agents or underwriters;

•	the purchase price of the securities being offered and the proceeds we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which such securities may be listed.

Agents

We may designate agents who agree to use their reasonable efforts to solicit purchases for the period of their appointment or to sell securities on a continuing basis.

Underwriters

If we use underwriters for a sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. The underwriters will be obligated to purchase all the securities of the series offered if they purchase any of the securities of that series. We may change from time to time any initial public offering price and any discounts or concessions the underwriters allow or reallow or pay to dealers. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement naming the underwriter the nature of any such relationship.

Direct Sales

We may also sell securities directly to one or more purchasers without using underwriters or agents.

Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation. We may have agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us or our subsidiaries in the ordinary course of their businesses.

Trading Markets and Listing of Securities

Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than our common stock, which is listed on The Nasdaq National Market. We may elect to list any other class or series of securities on any exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

Stabilization Activities

In connection with an offering, an underwriter may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Shorts sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional securities, if any, from us in the offering. If the underwriters have an over-allotment option to purchase additional securities from us, the underwriters may close out any covered short position by either exercising their over-allotment option or purchasing securities in the open market. In determining the source of securities to close out the covered short position, the underwriters may consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. “Naked” short sales are any sales in excess of such option or where the underwriters do not have an over-allotment option. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.

Accordingly, to cover these short sales positions or to otherwise stabilize or maintain the price of the securities, the underwriters may bid for or purchase securities in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if securities previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. The impositions of a penalty bid may also effect the price of the securities to the extent that it discourages resale of the securities. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on The Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

VALIDITY OF SECURITIES

The validity of the securities offered hereby will be passed upon for us by Joseph A. Hedal, our General Counsel. Mr. Hedal has options to purchase an aggregate of 263,375 shares of our common stock, which become exercisable in periodic installments through September 2007. Mr. Hedal also directly holds 37,973 shares of our common stock.

EXPERTS

Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended July 31, 2003, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

Our consolidated financial statements as of July 31, 2001, and for the year then ended appearing in our Annual Report on Form 10-K for the year ended July 31, 2003 have been incorporated by reference in this prospectus and have been audited by Arthur Andersen LLP, independent accountants. On August 31, 2002, Arthur Andersen LLP ceased practicing before the SEC. Therefore, Arthur Andersen LLP did not participate in the preparation of the Annual Report on Form 10-K, did not re-issue its audit report with respect to these financial statements and did not consent to the inclusion of its report in the Annual Report on Form 10-K or this prospectus. As a result, investors evaluating offers and purchasing securities pursuant to this prospectus may have no effective remedy against Arthur Andersen in connection with a material misstatement or omission in the financial statements to which its audit report relates. In addition, even if such investors were able to assert such a claim, because it has ceased operations, Arthur Andersen may fail or otherwise have insufficient assets to satisfy claims made by such persons that might arise under federal securities laws or otherwise with respect to Arthur Andersen’s audit report.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the Securities and Exchange Commission as required by the Securities Exchange Act. You can find, copy and inspect information we file at the SEC’s public reference room at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You can call the SEC at 1-800-SEC-0330 for further information about the public reference room. You can review our electronically filed reports, proxy and information statements on the SEC’s world wide web site at http://www.sec.gov or on our web site at www.ltx.com. Our web site is not a part of this prospectus.

This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and the securities, including exhibits and schedules. You can obtain a copy of the registration statement from the SEC at any address listed above or from the SEC’s web site.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate” into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. Any information that we incorporate by reference is considered part of this prospectus. The documents and reports that we list below are incorporated by reference into this prospectus. In addition, all documents and reports that we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this prospectus are incorporated by reference in this prospectus as of the respective filing dates of these documents and reports. Statements contained in documents that we file with the SEC and that are incorporated by reference in this prospectus will automatically update and supersede information contained in this prospectus, including information in previously filed documents or reports that have been incorporated by reference in this prospectus, to the extent the new information differs from or is inconsistent with the old information.

We have filed the following documents with the SEC. These documents are incorporated herein by reference as of their respective dates of filing:

(1)	Our Annual Report on Form 10-K for the year ended July 31, 2003;

(2)	Our Quarterly Report on Form 10-Q for the quarter ended October 31, 2003;

(3)	All our filings pursuant to the Securities Exchange Act after the date of filing the initial registration statement and prior to the effectiveness of the registration statement;

(4)	The description of our common stock contained in our registration statement on Form 8-A filed with the SEC, including any amendments or reports filed for the purpose of updating that description; and

(5)	The description of our rights to purchase common stock contained in our registration statement on Form 8-A filed with the SEC on May 3, 1999, including any amendments or reports filed for the purpose of updating that description.

You may request, orally or in writing, a copy of these documents, which will be provided to you at no cost, by contacting:

LTX Corporation

LTX Park at University Avenue

Westwood, Massachusetts 02090

Attention: Investor Relations

Telephone: 781-461-1000

You should rely only on the information contained in this prospectus, including information incorporated by reference as described above, or any prospectus supplement or that we have specifically referred you to. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.